Exhibit 99.1

HCC INSURANCE HOLDINGS ANNOUNCES INCREASE

IN QUARTERLY CASH DIVIDEND TO SHAREHOLDERS

HOUSTON (August 26, 2011) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced its 62nd consecutive quarterly cash dividend.

HCC’s Board of Directors has declared a regular cash dividend of $0.155 per share on the Company’s shares of $1.00 par value common stock.  The dividend is payable to stockholders of record on October 3, 2011 and will be paid on or about October 17, 2011.

“Marking the 15th consecutive year in which HCC has raised its cash dividend, this change highlights our financial stability, operating performance and commitment to shareholder value,” said John N. Molbeck, Jr., HCC’s Chief Executive Officer.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland.  As of June 30, 2011, HCC had assets of $9.5 billion and shareholders’ equity of $3.3 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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